Exhibit 99.1

WESTERN DIGITAL ANNOUNCES SUCCESSFUL REPRICING OF €885 MILLION OF

EURO TERM B LOANS

IRVINE, Calif. — Sept. 22, 2016 — Western Digital Corporation (NASDAQ: WDC) (“Western Digital” or the “Company”) today announced that it has successfully repriced €885 million of new Euro-denominated term B loans at an interest rate of Euribor + 3.25%, which priced 200 basis points lower than its previous Euro-denominated term B loans borrowed earlier this year in connection with the company’s acquisition of SanDisk Corporation. In connection with this transaction, Western Digital settled the previous Euro-denominated term B loans with the proceeds of this new financing. The terms of the new financing are expected to generate total annual interest savings of approximately $23 million beginning on Sept. 22, 2016. This reflects annual cash interest savings of approximately $20 million resulting from the 200 basis point reduction in interest spread as well as annual non-cash interest savings of approximately $3 million from reduced amortization of debt issuance costs associated with the previous Euro-denominated term B loans. The Company expects to incur a debt extinguishment charge of approximately $37 million as a result of this transaction, which will be recorded in the September 2016 quarter. The new term loans have the same remaining tenor as the previous Euro -denominated term B loans and mature on April 29, 2023.

The new financing follows the Company’s successful pricing of $3.0 billion of new USD Term B-1 loans that, along with a voluntary prepayment of $750 million, replaced its previous USD Term B loans on Aug. 17, 2016. In combination with today’s financing, the aggregate annual interest savings that the two transactions are expected to generate is approximately $151 million beginning in the September 2016 quarter. This reflects annual cash interest savings of approximately $120 million.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused

Western Digital Announces Successful Repricing of €885 Million of Euro Term B Loans

innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning expected annual interest savings. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Forms 10-K filed with the SEC on August 29, 2016, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect new information or events.

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Western Digital, WD, the HGST logo, SanDisk and G-Technology are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners.

Company contacts:

Western Digital Corp.	Investor Contact:
Media Contact:	Bob Blair
Jim Pascoe	949.672.7834
408.717.6999	robert.blair@wdc.com
jim.pascoe@wdc.com